EXHIBIT 22

SUBSIDIARIES OF REGISTRANT

1.

Fonix Systems Corporation, a Utah corporation, wholly owned by Fonix (merged into Fonix Corporation effective September 1, 1999)

2.

Fonix/AcuVoice, Inc., a Utah corporation, wholly owned by Fonix

3.

Fonix/Articulate, Inc., a Utah corporation, wholly owned by Fonix (merged into Fonix Corporation effective September 1, 1999)

4.

Fonix/Papyrus, Inc., a Utah corporation, wholly owned by Fonix

5.

Fonix UK Ltd, wholly owned by Fonix

6.

Fonix Sales, Korea Group, Ltd., wholly owned by Fonix

7.

LTEL Acquisition Corp., a Deleware Corporation, wholly owned by Fonix

8.

LTEL Holdings Corporation, a Georgia Corporation, wholly owned by LTEL Acquisition Corp.

9.

LecStar Telecom, Inc., a Georgia Corporation, wholly owned by LTEL Holdings Corporation

10.

LecStar DataNet, Inc., a Georgia Corporation, wholly owned by LTEL Holdings Corporation